Exhibit 99.1

SmartHeat Inc. Reports Record 2nd Quarter Financial Results, Reaffirms 2008 Sales and Earnings Guidance.

NEW YORK, NY--(MARKET WIRE) -- August 14, 2008 SmartHeat Inc. (Website: www.smartheatinc.com; OTCBB: SMHT

•	Earnings per Share of $0.04, increased approximately 400% from Q2 in 2007.

•	Net Income of $0.73 Million, Increased 2270% from Q2 in 2007.

•	Record Revenue of $5.56 Million, Increased 380% from Q2 in 2007.

•	Expects strong earnings growth to continue in the second half of 2008 which is SmartHeat’s two strongest quarters of the year.

•	Reaffirms 2008 revenue guidance of approximately $42 million, net income between $7.4 million and $7.7 million.

SmartHeat Inc. (Website: www.smartheatinc.com; OTCBB: SMHT - News), a market leader in China's “green” technology heat energy saving industry , today announced record financial results for the quarter ended June 30, 2008.

SmartHeat generated revenues of $5.56 million, compared to $1.16 million in the same period in 2007, an increase of approximately 380%. The sales increase was primarily due to the expansion of the company’s sales force, growth of SmartHeat’s existing sales channels which developed new customers and the extension of the company’s customer base into new markets in China. SmartHeat expects its growth momentum to continue through the remainder of 2008.

Net income for the quarter was $732,412, compared to approximately $3,219 for the same period in 2007. This increase is attributed to greater economies of scale combined with rapid growth in revenues and significantly improved operating efficiency. SmartHeat believes that net income growth momentum will continue in the second half of 2008.

James Jun Wang, SmartHeat’s CEO, commented: “We are very pleased with the 2nd quarter financial results. Our strong financial performance reflects implementation of our growth strategies in a favorable market environment as China embraces more energy efficient products. SmartHeat stands to benefit greatly from China’s ‘green’ movement towards clean environment as our efficient energy saving products reduce heat energy use by as much as 50%. We look forward to continued execution of our growth plan as we enter two of SmartHeat’s strongest quarters. ”

About SmartHeat Inc.

SmartHeat Inc. is a US company with its primary operations in China. SmartHeat is a market leader in China’s “green” technology heat energy saving industry. SmartHeat manufactures plate heat exchangers and compact plate heat exchanger units - the technology that helps to capture and recycle waste heat thus reduces fossil fuel related costs and pollution. SmartHeat’s products and technology have broad residential and industrial applications. China’s heat transfer market is currently estimated at approximately $2.4 billion with double digit annual growth according to China Heating Association. Additional information about SmartHeat is available at its corporate website: www.smartheatinc.com

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat’s filings with the Securities and Exchange Commission.

Contact Information: U.S. Contact: Mr. Arnold Staloff Independent Board Member Tel: 212-631-3510	Corporate Contact: James Wang, CEO SmartHeat Inc. Tel: 011-86-13701368262 Email: info@smartheatinc.com www.smartheatinc.com

SMARTHEAT, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	AS OF JUNE 30, 2008	AS OF DECEMBER 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$207,495	$393,147
Restricted cash	807,709	537,098
Accounts receivable, net	7,954,078	4,762,822
Retentions receivable	26,552	191,319
Advances to suppliers	2,111,461	158,750
Other receivables	1,100,950	766,231
Inventories	5,474,046	7,928,408
Due from related party	224,710	118,560

Total current assets	17,907,001	14,856,335

NON-CURRENT ASSETS
Property and equipment, net	2,133,803	2,040,809
Construction in progress	40,696	-
Accounts receivable, net	-	949,998
Retentions receivable	-	169,309
Intangible assets, net	620,801	534,208

Total noncurrent assets	2,795,300	3,694,324

TOTAL ASSETS	$20,702,301	$18,550,659

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$4,724,904	$3,128,585
Unearned revenue	1,565,208	3,125,406
Tax payable	362,121	503,010
Other payables	1,294,697	807,700
Due to related party	526,772	445,990
Loans payable	4,693,917	4,619,856

Total current liabilities	13,167,619	12,630,547

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	-	-

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 22,549,900 and 18,500,000 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	22,550	18,500
Paid in capital	3,098,082	3,102,132
Statutory reserve	627,722	506,532
Accumulated other comprehensive income	884,755	473,859
Retained earnings	2,901,573	1,819,089

Total stockholders' equity	7,534,682	5,920,112

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,702,301	$18,550,659

SMARTHEAT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(Unaudited)

	FOR THE SIX MONTHS ENDED JUNE 30,		FOR THE THREE MONTHS ENDED JUNE 30,
	2008	2007	2008	2007

Net sales	$8,637,283	$2,457,967	$5,558,232	$1,159,098

Cost of goods sold	6,228,156	1,598,789	4,115,200	756,368

Gross profit	2,409,127	859,178	1,443,032	402,730

Operating expenses
Selling expenses	608,028	484,893	410,607	267,682
General and administrative expenses	446,470	298,842	162,325	141,397

Total operating expenses	1,054,498	783,735	572,932	409,079

Income (loss) from operations	1,354,629	75,443	870,100	(6,349)

Non-operating income (expenses)
Interest income	260,683	164,421	113,545	95,396
Interest expense	(163,040)	(87,966)	(96,412)	(57,854)
Other income	8,290	12,000	6,116	10,923
Subsidy income	9,141	51,830	134	272

Total non-operating income	115,074	140,285	23,383	48,737

Income before income tax	1,469,703	215,728	893,483	42,388

Income tax expense	266,028	52,486	161,071	39,178

Income after income tax	1,203,675	163,242	732,412	3,210

Less: minority interest	-	(1,846)	-	(9)

Net income	1,203,675	165,088	732,412	3,219

Other comprehensive item
Foreign currency translation	410,896	77,254	168,802	39,842

Comprehensive Income	$1,614,571	$242,342	$901,214	$43,061

Basic and diluted weighted average shares outstanding	20,213,419	21,926,838	18,500,000	18,500,000

Basic and diluted earnings per share	$0.06	$0.01	$0.04	$0.00